                          JOINT DEVELOPMENT AGREEMENT
                          ---------------------------

          This is a JOINT DEVELOPMENT AGREEMENT, dated as of January 16, 1998 (this "Agreement"), between WESTIN HOTEL COMPANY ("Westin"), a Delaware corporation and SIGNATURE RESORTS, INC. ("SRI"), a Maryland corporation.

                                    RECITALS
                                    --------

          WHEREAS, W&S Hotel L.L.C. ("W&S") and Argosy/KOAR Group, Inc. ("Argosy") executed and delivered a letter agreement dated May 3, 1996 (the "Letter Agreement"), with respect to an arrangement (the "Arrangement") pursuant to which Westin and SRI would, on an exclusive and joint basis as described in the Letter Agreement, co-develop timeshare properties, which may be integrated with hotels having or using the Westin brand name, to be operated and marketed as part of a vacation club system ("Westin Vacation Club"); and

          WHEREAS, SRI is the successor to Argosy pursuant to a merger and consolidation transaction; and

          WHEREAS, Westin has been acquired by Starwood Lodging Trust and Starwood Lodging Corporation (collectively, "Starwood"); and

          WHEREAS, Westin and SRI desire to modify the Letter Agreement and the Arrangement and to enter into this Agreement (which shall wholly supersede the Letter Agreement), to govern their continuing co-development, on a non-exclusive basis, of Westin Vacation Club Component Sites (hereinafter defined) in St. John, U.S. Virgin Islands and Rancho Mirage, California and any additional Component Sites that Westin and SRI may, in the future, agree to pursue.

          NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                   ---------
                         PURPOSES AND TERM OF AGREEMENT

          Section 1.1  General Purposes.  The general business purpose of this
                       ----------------
Agreement is to establish the terms, conditions and qualifications pursuant to which Westin and SRI, through separate, individual entities to be formed, may acquire, own, develop (or continue to develop), improve, maintain, manage, operate, sell, mortgage and otherwise dispose of timeshare resorts to be located adjacent to or integrated with Westin hotels including the Virgin Grand Villas - St. John Condominium located in St. John, United States Virgin Islands (the "St. John Project") and the Mission Hills Villas located in Rancho Mirage, California (the "Rancho Mirage Project"). The parties do not intend, separate and apart from the distinct, limited liability companies or other entities to be formed by them on a project-by-project basis ("Development Entities"), to jointly conduct or undertake or carry out business operations, generate any income or losses, or own any real or personal property.

          Section 1.2  Specific Purposes and Objectives.  In furtherance of the
                       --------------------------------
foregoing general purposes, pursuant to this Agreement the parties may create, establish, manage and operate, through the Development Entities, high quality, luxury resort timeshare projects, carrying the WESTIN VACATION CLUB brand name. Any timeshare projects developed by Development Entities pursuant to this Agreement, including the St. John Project and the Rancho Mirage Project, shall be located adjacent to or otherwise integrated with Westin hotels (which shall continue to be owned and/or managed by Westin and not subject to this Agreement), some of which projects the parties anticipate will be existing hotels to be acquired and converted, in whole or in part, to timeshare projects, while others will be completely new construction ("Component Sites"). Westin shall create and maintain a membership system to be called the "Westin Vacation Club" (or another name of Westin's choice, so long as the Westin name is included), which will link the Component Sites to a system of reciprocal exchange services, travel services, information systems and other member benefits. The parties contemplate that the Westin Vacation Club will provide purchasers of Intervals (hereinafter defined) at the Component Sites ("Purchasers") with additional use options through internal exchange arrangements, as well as an expectation of consistency of quality of the Component Sites within the Westin Vacation Club system by reason of the WESTIN VACATION CLUB brand name, and Westin's management experience, standards of operation and standards for construction and design.

          Section 1.3  Fulfillment of Purposes.  The parties intend to fulfill
                       -----------------------
their business purposes by combining the brand name, financial strength, management experience, marketing experience and operations expertise of Westin with the timeshare development expertise, and marketing and sales experience of SRI.

          Section 1.4  Term.  Other than with respect to the St. John Project
                       ----
and the Rancho Mirage Project, the term of this Agreement commenced as of the effective date hereof, and shall continue unless and until terminated in accordance with Article VIII hereof (the "Term"). With respect to the St. John Project and the Rancho Mirage Project, this Agreement shall be deemed to have commenced as of the date the parties commenced discussions concerning the possible acquisition and development of those properties, and shall continue for so long as Westin and SRI, or their Affiliates, have an ownership interest in either the St. John Project or the Rancho Mirage Project. Upon expiration of the Term, the parties shall have no further rights or obligations pursuant to this Agreement, other than as specifically stated herein to survive termination or as set forth in the documents governing the Development Entities formed pursuant to this Agreement.

                                   ARTICLE II
                                   ----------

                             DEFINITIONS AND TERMS
                             ---------------------

      Section 2.1  Definitions.  For purposes of this Agreement, unless the
                   -----------
context indicates otherwise, the terms defined herein shall have the meanings assigned to them in this Article II.

          (a) "Affiliate" has the meaning given to it pursuant to Rule 12b-2 of
               ---------
the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

          (b) "Affiliation Agreement" means the agreement to be executed by and
               ---------------------
among the Club Manager, each Development Entity, each Owners Association and WVMC pursuant to which each Component Site will be affiliated with the Westin Vacation Club.

          (c) "A Brand" means any property, hotel or brand that is generally
               -------
recognized by the hotel rating industry as being "Four Star" or higher quality, including all of the brands listed on Schedule 2.1(b) attached hereto, specifically excluding lower end "sub-brands" of such brands (e.g., Marriott Courtyard), and Four Star casino-only brands such as Harrah's, Mirage and Excalibur.

          (d) "B Brand" means any property, hotel or brand that is generally
               -------
recognized by the hotel rating industry as being "Three Star" quality, including all of the brands listed on Schedule 2.1(c) attached hereto, and all Three Star casino-only brands.

          (e) "C Brand" means any property, hotel or brand that is generally
               -------
recognized by the hotel rating industry as being Two Star or lower quality, including all of the brands listed on Schedule 2.1(d) attached hereto, and brands owned by HFS or Promus on the effective date of this Agreement (other than Harrah's, which is an A Brand) and all Two Star or lower quality casino-only brands.

          (f) "Change of Control" means a merger between SRI or Westin, on the
               -----------------
one hand, and any third party, on the other hand or one or a series of related transactions (other than an initial public offering of voting securities) that results in a change of the Persons, either alone or pursuant to an arrangement or understanding with one or more other Persons, who (i) own, control or have the power to vote (including by proxy) greater than fifty percent (50%) of any class of voting securities of an entity or who determine in any manner the election or appointment of a majority of the directors (if such entity is a corporation), managers (if such entity is a limited liability company) or general partners (if such entity is a partnership) thereof, or (ii) have the power or practical ability to exercise controlling influence over the management or policies of an entity or an entity's parent company, from that existing on the date immediately prior to the Change of Control, or (iii) own all or substantially all of the assets theretofore owned by a Person. For purposes of this paragraph, (A) a transaction solely with an Affiliate of a Person shall not be deemed to cause a Change of Control; and (B) a Change of Control involving a Person that is a public company must involve a transaction with a single acquiror or related group of acquirors acting in concert, as opposed to a series of unrelated transactions by unrelated parties, not acting in concert, over a period of time which result in a Change of Control of the public company.

               (g) "Component Site" has the meaning given in Section 1.2 of this
                    --------------
Agreement.

               (h) "Consumer Price Index" means the Consumer Price Index for all
                    --------------------
urban consumers, U.S. city average, 1982-1984 = 100.

               (i) "Development Entity" has the meaning given in Section 1.1.
                    ------------------

               (j) "Executive Committee" has the meaning given in Section
                    -------------------
7.1(a).

               (k) "Expression of Interest" means a preliminary, written
                    ----------------------
description of a WVC Opportunity presented by a Proposing Party to a Receiving Party, which contains a description of the proposed site, its zoning, the number of units proposed to be acquired or constructed, the purchase price, an evaluation of the competition in the geographic area, a ninety (90) day budget of the expenses expected to be incurred and shared by the parties in the pursuit of such WVC Opportunity ("Transaction Budget"), a statement as to the continuing truth, accuracy and completeness of the representations and warranties given by the Proposing Party as set forth in Article III of this Agreement and the disclosure of any restrictive covenants and area restrictions to which the proposing party is bound and which may be impacted by the proposed WVC Opportunity.

               (l) "Final Notice to Proceed" means a Receiving Party's written
                    -----------------------
response to a Proposal, indicating the Receiving Party's willingness to continue to jointly proceed with and pursue the consummation of the transaction described in the Proposal and to pay or reimburse the Proposing Party for fifty percent (50%) of all costs incurred in such pursuit to the extent set forth in or contemplated by the Transaction Budget included in the Proposal.

               (m) "Flagged" means to be operated using the trademark,
                    -------
tradename, corporate name, logo and/or fictitious name of a Person.

               (n) "Force Majeure" means any of the following events:  Acts of
                    -------------
God, strikes, lockouts, labor difficulty, explosion, sabotage, accident, riot or civil commotion, acts of war, fire or other casualty, delays caused by the other party and any causes beyond the reasonable power and control of a party, excluding general economic decline.

               (o) "Four Star" means (i) A Brands and (ii) any property or hotel
                    ---------
Westin is willing to Flag as a "Westin" (but not as a sub-brand of Westin).

               (p) "Holding Period" has the meaning given in Section 7.1(d).
                    --------------

               (q) "Intervals" means ownership interests in Component Sites sold
                    ---------
or marketed to Purchasers.

               (r) "Major Decisions" has the meaning given in Section 7.1(a).
                    ---------------

               (s) "Manager" has the meaning given in Section 7.1(a).
                    -------

          (t) "Non-Qualified Person" means a Person (i) who, directly or
               --------------------
indirectly, owns an interest in or is otherwise engaged in (whether as a principal, agent, employee, officer, director or otherwise) a Four Star or higher quality timeshare or Interval ownership business (including timeshare development, timeshare marketing, timeshare resort management, or the operation or sale for timeshare purposes of any kind of interest, including timeshare licenses, timeshare estates or vacation clubs as such terms are defined in Chapter 721 of the Florida Statutes) other than through ownership through an interest in Westin, SRI, or any of their Affiliates; (ii) who directly or indirectly, owns an interest in or is otherwise engaged in (whether as a principal, agent, employee, officer, director or otherwise) a Four Star or higher quality hotel ownership, management or franchising business, other than through Westin, SRI, or any of their Affiliates; (iii) who is an Affiliate of any person described in clause (i) or (ii) above; or (iv) whose character or reputation would, in the reasonable opinion of either of the parties, jeopardize the authority or ability of a Development Entity to conduct any aspect of its business or would otherwise adversely affect the goodwill or business reputation of the Development Entity or either of the parties.

          (u) "Owners Association" means the condominium and/or timeshare owners
               ------------------
association in which all Interval owners at a Component Site are members, formed for the purpose of owning common elements in, managing, maintaining and operating the Component Site for and on behalf of the Interval owners.

          (v) "Pass" means the decision of a Receiving Party to decline, in its
               ----
sole discretion, to proceed with the development and operation of a WVC Opportunity presented to it by a Proposing Party. A Receiving Party is deemed to have "passed" on a WVC Opportunity if the terms and conditions thereof were set forth in an Expression of Interest or a Proposal delivered in accordance with this Agreement and the Receiving Party failed, in writing, to deliver a Preliminary Notice to Proceed or Final Notice to Proceed, as applicable, within fifteen (15) days after such delivery.

          (w) "Person" means an individual, partnership, limited liability
               ------
company, limited liability partnership, corporation, trust and any other association or legal entity.

          (x) "Preliminary Notice to Proceed" means a Receiving Party's written
               -----------------------------
response to an Expression of Interest, indicating the Receiving Party's willingness to continue to evaluate, explore and pursue the WVC Opportunity, to pay or reimburse the Proposing Party for fifty percent (50%) of all costs incurred in the pursuit of the WVC Opportunity to the extent set forth in or contemplated by the Transaction Budget, certifying to the continuing truth, accuracy and completeness of the representations and warranties given by the Receiving Party as set forth in Article III of this Agreement and setting forth any restrictive covenants or area restrictions which are applicable to the Receiving Party and that may be impacted by the proposed WVC Opportunity.

          (y) "Proposal" means a detailed, written description of a WVC
               --------
Opportunity presented by a Proposing Party to a Receiving Party, which contains the name of the current owner of the property, a detailed description of the site, an updated ninety (90) day Transaction Budget, a pro forma construction budget, a pro forma resort operating budget, five-year financial projections, a market analysis, a description of the resort, including the number of units to be constructed or renovated and the amenities to be included, and such other information as is available to the Proposing Party and which would help the Receiving Party's board of directors effectively evaluate the WVC Opportunity.

          (z) "Proposing Party" means a party to this Agreement that is
               ---------------
presenting a WVC Opportunity to the other party pursuant to an Expression of Interest or Proposal.

          (aa) "Purchaser" has the meaning given in Section 1.2 of this
                ---------
Agreement.
          (ab) "Qualified Person" means a Person, other than a Non-Qualified
                ----------------
Person, who has the financial ability to consummate the purchase of an interest of either of the parties in a Development Entity as described in an offer presented pursuant to Section 7.1(d) and whose character or reputation would not jeopardize the authority or ability of the Development Entity to conduct any aspect of its business or not otherwise adversely affect the goodwill or business reputation of the Development Entity or either of the parties hereto.

          (ac) "Receiving Party" means a party to this Agreement that has
                ---------------
received an Expression of Interest or Proposal from a Proposing Party.

          (ad) "Sales Period" means the period during which Intervals in a
                ------------
Component Site are being marketed and sold to Purchasers.

          (ae) "Sell-Out" has the meaning given in Section 5.2 of this
                --------
Agreement.

          (af) "Transfer" means any disposition of an ownership interest in a
                --------
Development Entity (including, by gift, sale, assignment, pledge, encumbrance, bequest and all other dispositions) whether voluntary or involuntary, or by court order or operation of law.

          (ag) "Unbranded Property" means any property, hotel or resort that is
                ------------------
not Flagged with a brand name of a nationally or regionally recognized hotel, resort or casino operator or franchisor.

          (ah) "Westin Standards" means the standards of quality and customer
                ----------------
service established by Westin for all Component Sites.

          (ai) "Westin Vacation Club" has the meaning given in the Recitals
                --------------------
and Section 1.2 of this Agreement.

          (aj) "WVC Opportunities" means any and all Four Star or B Brand
                -----------------
timeshare vacation ownership opportunities of which either of the parties becomes aware, but shall not include resort condominium/hotels.

          (ak) "WVMC" means Westin Vacation Management Company.
                ----

     Section 2.2  Terms Generally.  For all purposes of this Agreement,
                  ---------------
except as otherwise expressly provided or unless the context otherwise requires:

          (a) All pronouns and all variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or entity may require.

          (b) The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

          (c) The words "including" and "include" and other words of similar import denote illustrations and examples and are not establishing the exclusive set of particulars.

                                  ARTICLE III
                                  -----------

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

      Section 3.1  Representations and Warranties of Westin.  Westin
                   ----------------------------------------
represents and warrants to SRI, as of the effective date of this Agreement and continuing through the date of execution of this Agreement, as follows:

          (a) Westin is a corporation, duly organized, validity existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in each jurisdiction in which the failure to so qualify would materially and adversely affect its ability to perform its obligations under this Agreement.

          (b) Westin has the full corporate power and authority to execute, deliver and perform this Agreement and such execution, delivery and performance has been duly authorized by all necessary corporate action on the part of Westin. This Agreement has been duly executed by Westin and constitutes the legal, valid and binding obligation of Westin, enforceable in accordance with its terms, except if such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights generally.

          (c) Neither the execution, delivery nor performance by Westin of this Agreement or any of the agreements contemplated to be executed by it pursuant to this Agreement, will (i) conflict with or result in a violation of the Certificate of Incorporation or Bylaws of Westin, (ii) conflict with or result in a violation of any law, statute, regulation, judgment, decree or other determination of governmental authority applicable to Westin, or (iii) require any consent, authorization or filing with, or any other act by or in respect of, any governmental authority.

          (d) Westin owns, has obtained or otherwise has the lawful right to use or is in possession of all licenses, permits, consents, registrations, approvals or authorizations necessary for the conduct of its business and the performance of its obligations under this Agreement.

          (e) There are no actions, proceedings, claims or judgments pending, or to Westin's knowledge threatened, against Westin that might have a material adverse effect on its financial condition or its ability to perform its obligations under this Agreement or any of the agreements contemplated to be executed by it by this Agreement.

      Section 3.2  Representations of SRI.  SRI represents and warrants to
                   ----------------------
Westin, as of the effective date of this Agreement and continuing through the date of execution of this Agreement, as follows:

          (a) SRI is a corporation, duly organized, validity existing and in good standing under the laws of the State of Maryland and is duly qualified and in good standing in each jurisdiction in which the failure to so qualify would materially and adversely effect its ability to perform its obligations under this Agreement.

          (b) SRI has the full corporate power and authority to execute, deliver and perform this Agreement and such execution, delivery and performance has been duly authorized by all necessary corporate action on the part of SRI. This Agreement has been duly executed by SRI and constitutes the legal, valid and binding obligation of SRI, enforceable in accordance with its terms, except if such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights generally.

          (c) Neither the execution, delivery nor performance by SRI of this Agreement or any of the Agreements contemplated to be executed by it pursuant to this Agreement, will (i) conflict with or result in a violation of the Certificate of Incorporation or Bylaws of SRI, (ii) conflict with or result in a violation of any law, statute, regulation, judgment, decree or other determination of governmental authority applicable to SRI, or (iii) require any consent, authorization or filing with, or any other act by or in respect of, any governmental authority.

          (d) SRI owns, has obtained or otherwise has the lawful right to use or is in possession of all licenses, permits, consents, registrations, approvals or authorizations necessary for the conduct of its business and the performance of its obligations under this Agreement.

          (e) There are no actions, proceedings, claims or judgments pending, or to SRI's knowledge threatened, against SRI that might have a material adverse effect on its financial condition or its ability to perform its obligations under this Agreement or any of the agreements contemplated to be executed by it by this Agreement.

                                   ARTICLE IV
                                   ----------

             CO-DEVELOPMENT OF WESTIN VACATION CLUB COMPONENT SITES
             ------------------------------------------------------

          Section 4.1  Joint Development of Westin Vacation Club Component
                       ---------------------------------------------------
Sites.  Subject to the terms and conditions of this Agreement, SRI and Westin
-----
(on a project-by-project basis through separate Development Entities) may from time to time jointly acquire, develop, invest in, operate, sell and finance Westin Vacation Club Component Sites. Other than the St. John Project and the Rancho Mirage Project, all properties that Westin and SRI elect to develop shall be selected on a case by case basis with each party's participation being purely voluntary and discretionary.

      Section 4.2  Presentation by SRI of Development Opportunities to Westin.
                   ----------------------------------------------------------

          (a) Subject to the terms set forth in this Agreement, SRI may present to Westin, for its consideration, WVC Opportunities that SRI determines would be worth pursuing jointly with Westin.

          (b) If SRI desires to present to Westin a proposed WVC Opportunity, it shall deliver to Westin an Expression of Interest for Westin's consideration. Westin will have fifteen (15) days to evaluate such Expression of Interest and determine, in its sole discretion, whether to continue to evaluate, explore and pursue, in further detail, the development of such WVC Opportunity, through a Development Entity, in accordance with the terms of this Agreement, or to Pass. If Westin desires to continue to evaluate, explore and pursue such WVC Opportunity, it shall deliver to SRI, within said fifteen (15) day period, a Preliminary Notice to Proceed. The failure to deliver a Preliminary Notice to Proceed within said fifteen (15) day period shall be deemed a Pass. If Westin delivers a Notice to Proceed, SRI shall prepare and deliver to Westin a Proposal within sixty (60) days after the delivery of the Notice to Proceed. If SRI fails to deliver a Proposal within said sixty (60) day period, Westin shall have the option to withdraw its Notice to Proceed and Pass on the WVC Opportunity.

          (c) Upon delivery of a Proposal by SRI to Westin for a WVC Opportunity pursuant to Section 4.2(b), Westin will have fifteen (15) days to evaluate such Proposal and determine, in its sole discretion, whether to continue to proceed with the development of such WVC Opportunity, through a Development Entity in accordance with the terms of this Agreement, or to Pass. If Westin determines to proceed with the development of any such WVC Opportunity, it shall deliver to SRI a Final Notice to Proceed and Westin and SRI shall jointly pursue such WVC Opportunity through a Development Entity to be formed in accordance with the terms and conditions of this Agreement. Delivery of a Final Notice to Proceed shall be deemed to be Westin's agreement to bear or reimburse SRI for fifty percent (50%) of all costs and expenses incurred in the pursuit of the WVC Opportunity to the extent set forth in or contemplated by the Transaction Budget included in the Proposal. If Westin elects to Pass or is deemed to Pass, SRI will be free to develop the subject property without affiliation with the Westin Vacation Club.

          (d) Notwithstanding the foregoing or the existence of any other Development Entities, SRI shall not be required to present any development or acquisition opportunity to Westin.

          (e) During the time period between the presentation by SRI of an Expression of Interest and the acceptance of a Proposal (provided Westin has not elected to or been deemed to have Passed), SRI may take all actions reasonably necessary to explore, evaluate, negotiate, conduct due diligence upon and pursue the applicable WVC Opportunity. SRI and Westin shall form a Development Entity to acquire and develop the applicable WVC Opportunity only after a Final Notice to Proceed has been given. All reasonable and necessary costs incurred by SRI as described in the first sentence of this paragraph shall be reimbursed to SRI by the Development Entity upon formation and capitalization of the Development Entity.

      Section 4.3  Presentation by Westin of Development Opportunities to SRI.
                   -----------------------------------------------------------

          (a) Subject to the terms set forth in this Agreement, Westin may present to SRI, for its consideration WVC Opportunities that Westin determines would be worth pursuing jointly with SRI.

          (b) If Westin desires to present to SRI a proposed WVC Opportunity, it shall deliver to SRI an Expression of Interest for SRI's consideration. SRI will have fifteen (15) days to evaluate such Expression of Interest and determine, in its sole discretion, whether to continue to evaluate, explore and pursue, in further detail, the development of such WVC Opportunity, through a Development Entity in accordance with the terms of this Agreement, or to Pass. If SRI desires to continue to explore such WVC Opportunity, it shall deliver to Westin, within said fifteen (15) day period, a Preliminary Notice to Proceed. The failure to deliver a Preliminary Notice to Proceed within said fifteen (15) day period shall be deemed a Pass. If SRI delivers a Notice to Proceed, Westin shall prepare and deliver to Westin a Proposal within sixty (60) days after the delivery of the Notice to Proceed. If Westin fails to deliver a Proposal within said sixty (60) day period, SRI shall have the option to withdraw its Notice to Proceed and Pass on the WVC Opportunity.

          (c) Upon delivery of a Proposal by Westin to SRI for a WVC Opportunity pursuant to Section 4.3(b), SRI will have fifteen (15) days to evaluate such Proposal and determine in its sole discretion, whether to continue to proceed with the development of such WVC Opportunity, through a Development Entity, in accordance with the terms of this Agreement, or to Pass. If SRI determines to proceed with the development of any such WVC Opportunity, it shall deliver to SRI a Final Notice to Proceed and Westin and SRI shall jointly pursue such WVC Opportunity through a Development Entity to be formed in accordance with the terms of this Agreement. Delivery of a Final Notice to Proceed shall be deemed to be SRI's agreement to bear or reimburse Westin for fifty percent (50%) of all costs and expenses incurred in the pursuit of the WVC Opportunity to the extent set forth in or contemplated by the Transaction Budget included in the Proposal. If SRI elects to Pass or is deemed to Pass, Westin will be free to develop the subject property, including as a Westin Vacation Club Component Site, without participation by SRI.

          (d) Notwithstanding the foregoing or the existence of any other Development Entities, Westin shall not be required to present any development or acquisition opportunity to SRI.

          (e) During the time period between the presentation by Westin of an Expression of Interest and the acceptance of a Proposal (provided Westin has not elected to or been deemed to have Passed), Westin may take all actions reasonably necessary to explore, evaluate, negotiate, conduct due diligence upon and pursue the applicable WVC Opportunity. Westin and SRI shall form a Development Entity to acquire and develop the applicable WVC Opportunity only after a Final Notice to Proceed has been given. All reasonable and necessary costs incurred by Westin as described in the first sentence of this paragraph shall be reimbursed to Westin by the Development Entity upon formation and capitalization of the Development Entity.

      Section 4.4  Development by SRI of Timeshare and Other Properties.
                   ----------------------------------------------------
SRI has the right, without Westin's participation but subject to any other applicable agreements or restrictions to (i) develop or acquire any property as a branded or non-branded timeshare resort, including A Brand and B Brand properties, so long as such property does not have a Westin Vacation Club or Westin brand name affiliation, and (ii) acquire and operate any non-timeshare ownership hotel or other property (whether a timeshare project or not), wherever located.

      Section 4.5  Development by Westin of Certain Timeshare and Other
                   ----------------------------------------------------
Properties.  Westin has the right, without SRI's participation but subject to
----------
any other applicable agreements or restrictions to (i) develop or acquire any property as a Westin Vacation Club or Westin branded or non-branded timeshare resort, including A Brand and B Brand properties, as well as timeshare and other properties that are branded with any lower end "sub-brand" of Westin that do not constitute Four Star or higher brands and that do not use an A Brand name, and
(ii) acquire and operate any non-timeshare hotel or other property (whether a timeshare project or not), wherever located.

      Section 4.6  Reimbursement of Costs for St. John Project and Rancho
                   ------------------------------------------------------
Mirage Project
--------------

          (a) The Development Entities for the St. John Project and the Rancho Mirage Project shall reimburse SRI for the reasonable costs and expenses incurred by SRI through December 31, 1997, with respect to the acquisition and development of the St. John Project and the Rancho Mirage Project in the amount to be promptly agreed upon by Westin and SRI (the "SRI Reimbursable Expenses"). As soon as practicable following the date of this Agreement, representatives of Westin and SRI shall meet and confer and use their good faith efforts to determine the amount of the SRI Reimbursable Expenses. SRI has provided Westin with a schedule of the requested SRI Reimbursable Expenses and will provide, at Westin's request, additional reasonable accounting and other substantiation for the SRI Reimbursable Expenses.

          (b) The Development Entities for the St. John Project and the Rancho Mirage Project shall reimburse Westin for the reasonable costs and expenses incurred by Westin through December 31, 1997, with respect to the acquisition and development of the St. John Project and the Rancho Mirage Project in the amount to be promptly agreed upon by Westin and SRI (the "Westin Reimbursable Expenses"). As soon as practicable following the date of this Agreement, representatives of Westin and SRI shall meet and confer and use their good faith efforts to determine the amount of the Westin Reimbursable Expenses. Westin shall provide SRI with a schedule of the Westin Reimbursable Expenses on or before January 23, 1998 and will provide, at SRI's request, additional reasonable accounting and other substantiation for the Westin Reimbursable Expenses.

          (c) If Westin, SRI and the applicable Development Entities are unable to agree on the amount of the SRI Reimbursable Expenses and the Westin Reimbursable Expenses on or before February 17, 1998, the parties agree to submit their disagreement and the determination of the Westin Reimbursable Expenses and the SRI Reimbursable Expenses to dispute resolution in accordance with Section 9.7 of this Agreement.

          (d) The rights of SRI to receive SRI Reimbursable Expenses and Westin to receive Westin Reimbursable Expenses in accordance with Sections 4.6(a) and
(b) above shall continue for expenses incurred during the period beyond December 31, 1997 until budgets are approved by the applicable Development Entities. SRI and Westin, on behalf of their Affiliates, agree to use commercially reasonable efforts to adopt a 1998 Operating Budget and Capital Budget for the St. John Project by February 10, 1998, and a Transaction Budget (in the manner described in the definition of an Expression of Interest in Section 2.1(k)) for the Rancho Mirage Project by March 10, 1998. Thereafter, any costs or expenses for which a party seeks reimbursement shall be subject to the limitations of the adopted budgets unless the applicable Development Entity agrees to reimbursements in excess of the amounts contemplated by the budget).

          (e) SRI Reimbursable Expenses and Westin Reimbursable Expenses that have been agreed upon pursuant to Sections 4.6(a) and (b) and have not been submitted to dispute resolution shall be paid to SRI and Westin, as the case may be, within five (5) business days following agreement and in any event by March 5, 1998.

      Section 4.7  Marketing Obligations in Connection with Westin Vacation Club
                   -------------------------------------------------------------

          (a) Each of the parties acknowledges and agrees that Westin has a legitimate interest in the marketing and sales activities to be undertaken by each Development Entity, based upon Westin's objective and desire to maintain the quality of Westin Vacation Club in accordance with the highest standards in the industry and consistent with the standards associated with the hotels, facilities and services bearing the WESTIN brand name. Accordingly, SRI agrees that the entire program to be developed by SRI or its Affiliate and each Development Entity (with Westin's input and cooperation) for the marketing and sales of Intervals at Component Sites (the "Sales Program"), including any and all advertising and promotional materials utilized in each Development Entity's sales efforts, such as purchase contracts, public offering statements, prize and gift offerings, solicitation scripts, sales scripts, new owner books, sales presentation books, development reprints, brochures, videos and tours (collectively the "Promotional Materials"), must be approved in writing in advance by Westin. Westin must also approve in advance (i) any modifications of the Promotional Materials occurring from time to time, as set forth above, and
(ii) any Promotional Materials developed or utilized by SRI, whether or not related to a specific Component Site, which mention Westin Vacation Club.
Westin shall use reasonable efforts to review and approve or disapprove all Promotional Materials on the day they are received by Westin, but Westin shall have five (5) business days after its receipt of any Promotional Materials to object to the use, content, quality or method of dissemination of any such Promotional Materials. Westin's failure to so object within said five (5) business day period shall be deemed to constitute Westin's approval of the Promotional Materials provided for review and shall permit SRI to proceed with such Promotional Materials.

          (b) (i) Each Development Entity shall, with respect to each Component Site, develop a comprehensive Sales Program and prepare all necessary Promotional Materials for Westin's review and approval in accordance with
Section 4.7(a) above, and shall implement the Sales Program and use the Promotional Materials as approved by Westin. Each Development Entity shall conduct the Sales Program to sell the Intervals to the general public for purchase prices that are no less than those established by its Executive Committee. The Sales Program shall require that all brokers, salespersons, marketers and solicitors (i) conduct themselves in a professional manner at all times, (ii) conform to and abide by all applicable laws, rules, regulations and governmental or regulatory orders, (iii) maintain such licenses as may be required by all applicable laws and (iv) discontinue any procedure to which Westin rightfully objects pursuant to the provisions of this Agreement or any operating agreement or partnership agreement governing a Development Entity.

             (ii) If Westin is dissatisfied with the performance of any employees or representatives rendering marketing and sales services to a Development Entity or otherwise perceives that the Sales Program is not being carried out or administered in a manner consistent with the objectives and standards set forth in Section 4.7(a) above, Westin shall notify the Executive Committees of the applicable Development Entities (a "Subjective Complaint") and propose changes, replacement of employees, replacement of marketing representatives or other modifications to the Sales Program which Westin deems appropriate for consideration by such Development Entities. The Executive Committee of each applicable Development Entity shall meet within ten (10) days after Westin's Subjective Complaint to consider, in good faith the replacements of employees and representatives and potential modifications to the Sales Program suggested by Westin to address the issues set forth in the Subjective Complaint. If the applicable Executive Committee has not fully addressed Westin's Subjective Complaint to Westin's reasonable satisfaction, within sixty
(60) days from the date of the Subjective Complaint, SRI and Westin shall each have the right to submit the unresolved issues to the Chief Executive Officers of SRI and Westin who shall discuss and use their best efforts to address and resolve the Subjective Complaint ("CEO Resolution"). If the Subjective Complaint involves objectionable sales practices or Promotional Materials, the applicable Development Entity shall cease and desist from the practices, techniques or use of Promotional Materials that are the subject matter of the Subjective Complaint from the date of the Subjective Complaint until such time as the resolution process described above has been completed and an agreeable solution has been reached.

              (iii) Each party shall forward to the other party and to the Executive Committee of each applicable Development Entity, within three (3) business days of receipt by such party or any of its Affiliates, a copy of any correspondence received from any regulatory authority which relates in any way to the Sales Program, including all deficiency and approval letters, all notices of violations and all complaints, including complaints sent in any form from Purchasers and prospective Purchasers to either party or their Affiliates, and each party shall also keep the other party fully informed of any material oral complaints received from Purchasers, prospective Purchasers or regulators concerning the Sales Program (each, an "Objective Complaint"). SRI and Westin shall cause the Development Entity, Affiliate or Person that is the subject of the Objective Complaint to promptly cease and desist from all practices, techniques and uses of Promotional Materials that are the subject of the Objective Complaint if so requested by SRI or Westin. SRI and Westin shall also cause the applicable Development Entity, Affiliate or Person to take any and all actions reasonably requested by SRI or Westin to address and remedy the Objective Complaint, including termination of employees or representatives whose conduct is the subject of an Objective Complaint.

          (c) Each party shall allow, and shall cause each Development Entity to allow, the parties to have reasonable access to all Promotional Materials relating to the Sales Program and reasonable access to all marketing locations to observe and inspect each Development Entity's sales and marketing activities to insure that the Sales Program is carried out in a professional manner and in accordance with all applicable laws. Each party may periodically arrange for unannounced inspections of the Sales Program and of sales and marketing personnel and procedures, including dispatching representatives for incognito participation in the sales process.

          (d) Westin shall permit Westin Vacation Club sales desks to be located in all Westin Flagged hotels that are wholly owned by Westin (or by wholly owned subsidiaries of Westin). Westin shall also use reasonable efforts to cause Westin Vacation Club sales desks to be located in all Westin Flagged hotels that are partially owned, managed or franchised by Westin, provided the owners thereof agree to permit such sales desks to be located. These sales desks (which shall be staffed by employees or representatives of the Development Entities), may actively promote the Westin Vacation Club concept in a professional and first class manner to Westin hotel guests pursuant to a license or lease agreement between the Development Entity and the applicable Hotel. Any amounts expended by Westin in obtaining the permission of owners of Westin Flagged hotels to allow sales desks to be located in their hotels shall be borne equally by Westin and SRI, subject to the approved marketing budgets of the Development Entities. Westin shall not "mark-up" these expenditures or otherwise pass through any profit to a Development Entity in connection with such sales desks. Westin further agrees to assist SRI and the Development Entities with the generation of leads and contacts as Westin reasonably deems appropriate, through the use of Westin's database of guest information but shall have no obligation to turn over or otherwise disclose any customer list, guest list, database or other customer information (collectively, the "Westin Guest Information") to SRI or any Development Entity. SRI acknowledges that the Westin Guest Information is and shall remain Westin's exclusive property and that Westin may segment the Westin Guest Information and limit the use of the Westin Guest Information as required by applicable law or as necessary in order to address the requests or requirements of Westin guests and customers. Sales leads generated from any Westin Guest Information disclosed by Westin to SRI, its Affiliates or the Development Entities are intended solely for the benefit of the Development Entities and may not be disclosed by SRI or its Affiliates to any Person other than Westin, SRI or the Development Entities. Neither SRI nor its Affiliates shall solicit sales of timeshare or interval ownership interests in any timeshare project, resort or property, other than a Component Site, from any sales leads generated from the use or knowledge of any Westin Guest Information. The parties acknowledge that the Sales Program developed for each Component Site will require a variety of sales and marketing techniques and approaches involving Westin hotels and hotel guests. These techniques and approaches may include the use of tent cards, in-room videos and promotional collateral, elevator wall advertising, check-in materials, concierge referrals, directional signage, pages in hotel in-room books, direct mailings and telemarketing. Westin shall use reasonable efforts with respect to all Westin managed (but not owned) hotels to cause the Owner of such hotels to consent to one or more of the foregoing sales and marketing techniques. In all Westin Flagged hotels (whether Westin owned or Westin managed), Westin shall have the right to set forth reasonable conditions upon which any or all of the foregoing marketing and sales techniques, approaches and materials may be used, which conditions may include restricting the ability to use particular techniques, approaches or materials in a given hotel, due to Westin's legitimate and substantial interest in protecting the standards, reputation and quality of each hotel.

      Section 4.8  Westin Vacation Club Operations.  Westin Vacation Club
                   -------------------------------
shall be a trade or service name for the aggregation of central reservations activity, club dues assessment and collection services, external timeshare exchange and Westin Premier(R) program interfaces and other ancillary Purchaser services, which will be provided by an entity to be owned, operated and managed by Westin Vacation Exchange Company (the "Club Manager") to the Component Sites. The Club Manager shall, at its expense and to the extent it deems necessary or advisable: (i) acquire any necessary specialized reservations system hardware and software; (ii) design Westin Vacation Club reservations system currency, redemption formulas and operational rules and regulations by which the relative value of Component Site accommodations will be determined and by which the use thereof by the Development Entities and Purchasers will be managed; (iii) enter into an external exchange relationship through a "corporate membership" with a major timeshare exchange company in order to maximize the Westin Vacation Club's control over Purchasers' external exchange experiences;
(iv) effect an appropriate interface between or among the Westin Vacation Club reservations system, the affiliated external exchange reservations system and Westin Premier(R); (v) design or acquire a centralized assessment and collection system for the Westin Vacation Club assessments (and potentially for Component Site maintenance fees and property taxes); and (vi) design an appropriate affiliation agreement that will bind the Development Entities, Owners Associations, managers and Purchasers to the Westin Vacation Club, its reservations system and its operational rules and regulations. The Club Manager shall operate, or shall manage the services of a third party operator (which entity shall not be a competitor of SRI or Westin in the area of timeshare development), with regard to each of the foregoing (to the extent developed and maintained) in the best interest of Purchasers of Intervals as a whole. SRI and Westin shall cause each Development Entity and Owners Association for each Component Site to enter into an Affiliation Agreement with the Club Manager substantially in the form of Exhibit 4.8 attached hereto (which shall incorporate the Westin Vacation Club Rules and Regulations), setting forth in further detail, the rights and obligations of each Development Entity, Purchaser and the Club Manager regarding Westin Vacation Club, including, without limitation, the dues to be charged by the Club Manager to each Component Site (and passed on to each Purchaser) to compensate the Club Manager for its operating expenses, overhead and reasonable profit ("Club Dues"). The Club Dues shall initially consist of a fee to be paid by the Club Manager to an external exchange company for services rendered to operate certain aspects of the Westin Vacation Club (the "External Component") and the internal costs of the Club Manager to manage and operate the Westin Vacation Club (the "Internal Component"). Once the Club Dues have been established, Westin agrees to cause the Club Manager to not increase the Club Dues payable by Purchasers at Component Sites developed by Development Entities during the first five (5) years after the commencement of sale at such Component Site by an amount that exceeds the product of the Internal Component for the prior year multiplied by the percentage increase in the Consumer Price Index for the month in which the increase is to take place over the Consumer Price Index for the same month in the previous year.

      Section 4.9  License.
                   -------
          (a) Pursuant to the Affiliation Agreement, Westin will grant to each Development Entity a non-exclusive license to use the WESTIN VACATION CLUB tradename, trademark, service mark and other identifying characteristics solely in connection with the Development Entity's business and affairs in connection with its Component Site, for so long as the Development Entity's Affiliation Agreement with the Club Manager remains in effect.

          (b) Pursuant to the Affiliation Agreement, Westin will also grant the Owners Association for each Component Site a non-exclusive license to use the WESTIN VACATION CLUB tradename, trademark, service mark and other identifying characteristics solely in connection with the Owners Association's management and operation of the Component Site and its ownership of the common elements therein, for so long as the Component Site is affiliated with the Westin Vacation Club.

          Section 4.10 Additional Agreements.
                       ---------------------
          (a) Except as otherwise expressly provided in this Agreement, neither party hereto nor any of its Affiliates has any authority to bind or act for, or assume any obligations or responsibility on behalf of, the other party hereto or any of its Affiliates. Except for reimbursement obligations incurred pursuant to an Expression of Interest or a Proposal or otherwise set forth in this Agreement or agreed upon by the parties, no party to this Agreement nor any of its Affiliates is, by virtue of executing this Agreement, responsible or liable for any indebtedness or other obligation of the other party or any of its Affiliates incurred or arising either before or after the execution of this Agreement.

          (b) This Agreement shall not be construed to create any duty or obligation on the part of any party hereto or any of its Affiliates, or any Person employed by, related to or in any way affiliated with any party or any of its Affiliates, to disclose or offer to the other party, or obtain for the benefit of the other party or its Affiliates, any business opportunity, activity, venture or interest therein, or income or profits derived therefrom. In addition, neither party hereto nor any of its Affiliates shall have any obligation to the other party or any of its Affiliates not to (i) engage in the same or similar activities or lines of business as the other party or develop or market any products or services that compete, directly or indirectly, with those of the other party; (ii) invest or own any interest publicly or privately in, or develop a business relationship with, any person engaged in the same or similar business activities or lines of business as, or otherwise in competition with, the other party or any of its Affiliates; (iii) do business with any client or customer of the other party or any of its Affiliates; or (iv) employ or otherwise engage any former officer or employee of the other party or any of its Affiliates.

          (e) Neither party hereto nor any of its Affiliates, nor any officer, director, employee or former employee of such party or Affiliate, has any obligation, or is liable, to the other party or any of its Affiliates for or arising out of the conduct described in Section 4.10(d), for exercising its rights under this Agreement, for exercising or failing to exercise its rights, or for breach of any fiduciary or other similar duty to the other party or any of its Affiliates by reason of such conduct or such officers', directors', employees' or former employees' participation therein.

          Section 4.11  Withdrawal from WVC Opportunity.
                        -------------------------------
          (a) If (i) a Proposing Party fails to deliver a Proposal to a Receiving Party within sixty (60) days after the Receiving Party has delivered a Preliminary Notice to Proceed and such failure continues for fifteen (15) days after notice by the Receiving Party to the Proposing Party, (ii) a Receiving Party, after delivering a Preliminary Notice to Proceed or Final Notice to Proceed discovers material facts concerning a WVC Opportunity which were, or should have been with the exercise of reasonable due diligence under the circumstances, known to the Proposing Party at the time of delivery of the Expression of Interest or Proposal, and if such facts had been known to the Receiving Party, would have caused the Receiving Party to have Passed on the WVC Opportunity, (iii) there occurs a material change in circumstances involving the project description, transaction structure, cost, competition or anticipated return from a WVC Opportunity from that contained in the original Expression of Interest or Proposal (other than due to a general decline in economic conditions), or (iv) there occurs an Event of Termination or Event of Default under this Agreement or any Operating Agreement involving any Development Entity, then the Receiving Party may withdraw its Preliminary Notice to Proceed or Notice to Proceed, as applicable, and cease all further pursuit of the pending WVC Opportunity ("Withdrawal for Cause"). Upon any Withdrawal for Cause, the withdrawing party shall have no further liability or responsibility for any costs, expenses or obligations incurred with respect to the proposed WVC Opportunity arising after giving notice of its Withdrawal for Cause, and, except in the case of a Withdrawal for Cause under subsection (iii), shall not be liable for costs and expenses incurred in the pursuit of the WVC Opportunity through the date of its Withdrawal for Cause. In the case of a Withdrawal for Cause under subsection
(iii), (A) if the Proposing Party does not abandon the WVC Opportunity within sixty (60) days of the Withdrawal for Cause, the withdrawing party shall remain liable for and shall pay twenty-five percent (25%) of all costs and expenses incurred in the pursuit of the WVC Opportunity through the date of its Withdrawal for Cause, to the extent such costs were set forth in or contemplated by the Transaction Budget, or (B) if the Proposing Party abandons the WVC Opportunity within the 60-day period, the withdrawing party shall remain liable for and shall pay fifty percent (50%) of all costs and expenses incurred in the pursuit of the WVC Opportunity through the date of its Withdrawal for Cause, to the extent such costs were set forth in or contemplated by the Transaction Budget.

          (b) If subsequent to the delivery of a Preliminary Notice to Proceed or Notice to Proceed, either party desires to cease pursuing a pending WVC Opportunity for any reason other than those set forth in Section 4.11(a) above, such party shall notify the other party of its decision to withdraw ("Withdrawal Without Cause"). Upon any Withdrawal Without Cause, the withdrawing party shall have no further liability or responsibility for costs or expenses incurred in the pursuit of the WVC Opportunity after giving notice of its withdrawal, but the withdrawing party shall remain liable for one hundred percent (100%) of all costs, expenses, obligations, commitments and liabilities incurred from the date of the Final Notice to Proceed through the date of withdrawal plus one hundred percent (100%) of any and all damages and liabilities arising as a result of the breach of any contracts or commitments caused as a result of such Withdrawal Without Cause. The non-withdrawing party may continue to individually pursue the WVC Opportunity without participation by the other party, provided that none of the other terms and conditions of this Agreement are breached as a result of such pursuit by the non-withdrawing party, in which case the withdrawing party shall only be responsible for fifty percent (50%) of all costs, expenses, obligations, commitments and liabilities incurred from the date of the Final Notice to Proceed through the date of withdrawal.

          (c) With respect to the Rancho Mirage Project, if either (i) the development approvals are not obtained by September 30, 1998; or (ii) the Affiliates of SRI and Westin that constitute the Development Entity for the Rancho Mirage Project mutually agree to abandon or cease pursuit of the Rancho Mirage Project; or (iii) the Development Entity for the Rancho Mirage Project is dissolved for any reason, then SRI is deemed to have relinquished any and all rights and interests it may have in the Rancho Mirage Project, except that SRI shall have the right to be reimbursed in accordance with Section 4.6 for reasonable costs and expenses incurred in pursuit of the Rancho Mirage Project, and, in consideration for the reimbursement to SRI of such costs and expenses, Westin and its Affiliates shall (1) retain the sole right, at any time thereafter, to develop for any purpose the land on which the Rancho Mirage Project was proposed, and (2) become the sole owner of all project entitlements, documents, reports, studies, design work and other materials of any nature (collectively, "Project Documentation"). SRI shall assign to Westin all of SRI's rights in and to the Project Documentation upon receipt of its reimbursement.


                                   ARTICLE V
                                   ---------
                              MANAGEMENT AND FEES
                              -------------------
          Section 5.1  Management of Westin Vacation Club Component Sites Prior
                       --------------------------------------------------------
to Sell-Out.
-----------

          (a) Westin and SRI shall cause each Development Entity formed pursuant to this Agreement to delegate to WVMC, through a Sub-Management Agreement in the form of Exhibit 5.1 attached hereto, the right to manage each Component Site and Owners Association until Sell-Out (hereinafter defined) of such Component Site, unless otherwise mutually agreed by the parties (e.g., if SRI demonstrates to the reasonable satisfaction of Westin that not allowing another party to manage the project would adversely impact the ability or opportunity to develop or operate the project). Management shall mean the provision of all duties and obligations of the Owners Association at each Component Site, but shall not include supervision of the Intervals sales and marketing operations. WVMC will be paid a market rate management fee and provide cost effective management services at each Westin Vacation Club Component Site it manages. WVMC shall, on an annual basis, prepare a recommended operating budget for the Component Site setting forth an itemized statement of the anticipated gross receipts and disbursements for the Component Site for the ensuing year, a capital budget and a statement of anticipated reserves (collectively, the "Budget"). WVMC's management fee shall be based upon ten percent (10%) of the Budget (less amounts excluded therefrom as set forth in the Sub-Management Agreement). In addition, WVMC shall be reimbursed for all costs and expenses incurred by WVMC in the performance of its management services, as contemplated by the Budget (but subject to the terms of the actual Sub-Management Agreement). For each Component Site developed by a Development Entity and managed by WVMC, Westin and SRI agree to share, on an equal basis, the excess of the management fees received by WVMC for its services in connection with the management of such Component Site over the aggregate Unreimbursed Costs (hereinafter defined) incurred by WVMC in managing such Component Site. Attached hereto as Schedule 5.1(a) is a list of the general categories of expenses that Westin anticipates incurring in connection with the management of a Component Site ("Unreimbursed Costs") that shall be paid solely to Westin or WVMC in connection with the management of Component Sites and not reimbursed by the Owners Association.
Schedule 5.1(b) also contains a generic estimate of the amount allocated for each line item of Unreimbursed Costs expected to be incurred by Westin or WVMC, but without reference to the particulars of any given Component Site. SRI acknowledges receipt of a Memorandum describing the Unreimbursed Costs enclosed with a letter to its counsel dated April 1, 1997, that includes certain assumptions and estimates with respect to the Unreimbursed Costs. Due to the lack of an operating history with respect to Component Sites to be developed pursuant to this Agreement, SRI and Westin agree that for each

Component Site, the amount and categories of Unreimbursed Costs shall be subject to adjustment on an annual basis based upon variances between the actual experience of Westin and WVMC at each Component Site when compared to the Unreimbursed Cost estimates prepared for each Component Site. Prior to execution of a Management Agreement for any Component Site, Westin shall adjust the estimates set forth on Schedule 5.1(b) in order to reflect any peculiarity of the particular Component Site involved.

          (b) Westin acknowledges that applicable law may limit the term of any management agreement Westin may enter into with respect to a Component Site. Notwithstanding the foregoing, for so long as a Development Entity controls the Board of Directors of an Owners Association for a Component Site and as long as such Development Entity would not be breaching fiduciary duties owed to the Owners Association or otherwise violating applicable law, SRI and Westin, in recognition of the need to maintain the quality of the Component Site as required by the Affiliation Agreement for the entire term thereof, shall cause each Development Entity to actively promote the engagement of WVMC to manage each Component Site until Sell-Out as described in Section 5.1(a) above.

          (c) All Component Sites shall be managed, operated and maintained in a manner consistent with the Westin Standards. Westin shall have the exclusive right to modify or amend the Westin Standards from time to time. If compliance with any modification or amendment will cause an increase in the Budget for a Component Site, the board of directors of the Owners Association for such Component Site must approve such modification or amendment. For so long as a Development Entity may designate representatives on the board of directors of an Owners Association, any such representatives that are employees of Westin or its Affiliates shall vote on all matters coming before the board of directors relating to changes in the Westin Standards in a manner as directed by SRI (subject to the terms of this Agreement).

          (d) If and to what extent a Development Entity will subsidize the amount of the maintenance and other fees assessed by the Owners Association at a Component Site in accordance with the Budget shall be determined annually by each Development Entity.

          (e) If a Component Site at any time includes units or villas that have not been dedicated and are therefore not subject to management by the Owners Association, the applicable Development Entity shall engage WVMC to manage such undedicated units or villas pursuant to a management agreement substantially similar to the form of Sub-Management Agreement attached hereto as Exhibit 5.1.

          Section 5.2  Management of Westin Vacation Club Component Sites After
                       --------------------------------------------------------
Sell Out.  After 90% of the Intervals of any Westin Vacation Club Component Site
--------
have been sold ("Sell-Out"), SRI and Westin shall use their reasonable best efforts to cause Westin or WVMC to be appointed directly as manager of each Component Site provided that Westin or WVMC manages cost-effectively and for market rate compensation. If Westin or WVMC is appointed the manager of any Component Site after Sell-Out, Westin and SRI agree to share, on an equal basis, the excess of the management fees received by WVMC for its services in connection with the management of such Component Site over the aggregate Unreimbursed Costs incurred by Westin and WVMC in managing such Component Site.

          Section 5.3  Rental Fees.  Westin shall provide rental services to
                       -----------
each Development Entity for unsold inventory of Intervals at Component Sites in accordance with the terms of a Rental Agreement to be entered into between each Development Entity and Westin, in the form attached hereto as Exhibit 5.3. Westin shall be paid a rental fee of ten percent (10%) of gross rooms revenue for all rentals of Intervals arranged through Westin's central reservations system and twenty-five percent (25%) of gross rooms revenue from all rentals arranged by Westin or its Affiliates other than through the Westin central reservation system (e.g. through a Westin managed hotel located adjacent to a Component Site). Westin, its Affiliates and unrelated third parties shall also be reimbursed by each Development Entity for all marketing and reservations related expenses described in the Rental Agreement (e.g., reservation message unit charges, Westin Premier(R) assessments, travel agent commissions and third party distribution costs), without a markup or profit to Westin, incurred in connection with such transient rental of units in each Component Site. Westin shall not, however, receive a fee based on revenue generated from transient rental or use of units in a Component Site (and not an adjacent Westin hotel) for purposes of the marketing and sale of Intervals by means such as "mini-vac", timeshare in-house and OPC marketing programs.

          Section 5.4  Management of Non-Westin Vacation Resorts.  The
                       ------------------------------------------
management of timeshare vacation resorts developed by SRI or any of its Affiliates which are not affiliated with the Westin Vacation Club are outside the scope of this Agreement, and SRI shall have the right to engage any manager to manage any such non-Westin Vacation Club timeshare vacation resorts.

          Section 5.5  Disclosure and Waiver of Conflict of Interest.  It is the
                       ---------------------------------------------
intention of the parties that Component Sites may be located near and integrated with hotels having or using the Westin name ("Integrated Hotels"). SRI acknowledges that the contractual and other legal duties and obligations Westin or its Affiliates may owe to the owners, operators and franchisees of the Integrated Hotels, in Westin's (or its Affiliate's) capacity as licensor, manager, lender, investor, franchisor or partner, may potentially conflict with the contractual and other legal duties, including the duty of loyalty, Westin (or its Affiliate(s)) may owe to a Development Entity, SRI or its Affiliates pursuant to this Agreement, agreements governing the Development Entities or otherwise. Accordingly, SRI agrees that in the event of such a conflict of interest, Westin's primary duties shall be owed to the Integrated Hotel and not the Component Site or its related entities. Any act or omission by Westin or its Affiliates done or made in good faith and in the absence of fraud, gross negligence or willful misconduct, in the fulfillment of their duties or obligations owed to the Integrated Hotel, whether by contract or other legal requirement, shall not subject Westin or its Affiliates to any liability to SRI, the Development Entity or any of their Affiliates. SRI also waives any claims it may have against Westin or its Affiliates for any breach of the duty of loyalty, fiduciary duty or other similar legal duty owed by law, pursuant to this Agreement, or any agreement governing a Development Entity, as a result of the fulfillment by Westin or its Affiliate(s) of such duties and obligations owed to the Integrated Hotel.

                                   ARTICLE VI
                                   ----------
                              BOARD REPRESENTATION
                              --------------------

          Section 6.1  Representation on Boards.  Neither SRI nor Westin shall
                       ------------------------
have any rights to hold any seats on the other party's board of directors and any representative of SRI or Westin currently holding a seat on the other party's board of directors shall resign such seat as of the date of this Agreement.

                                  ARTICLE VII
                                  -----------
                OWNERSHIP AND MANAGEMENT OF DEVELOPMENT ENTITIES
                ------------------------------------------------

          Section 7.1  Property Specific Entities.  The parties shall form a
                       --------------------------
separate Development Entity for each WVC Opportunity that the parties agree to jointly pursue pursuant to this Agreement. The parties intend that each Development Entity shall take the form of a Delaware limited liability company unless the local laws of the jurisdiction in which the Component Site is located make the use of such an entity impracticable or tax disadvantageous. The parties shall negotiate documents establishing and governing each such Development Entity that will contain, in addition to such other provisions as would customarily appear in an operating agreement such as the form attached hereto as Exhibit 7.1, the following terms and conditions and such other provisions as may be mutually agreed by the parties in good faith:

                  (a)  Joint Management.
                       ----------------

          (i) Westin and SRI shall initially be co-general partners or co-managers of any Development Entity formed to pursue a WVC Opportunity. Until such time as either of the parties owns less than forty-five percent (45%) of the total equity owned by Westin and SRI in a Development Entity, each decision of the Development Entity must be made by unanimous consent of the parties. After such time as either of the parties owns less than forty-five percent (45%) of the total equity owned by Westin and SRI in a Development Entity, the party with the controlling interest in such Development Entity will have the right to make all decisions (other than Deadlock Decisions as hereinafter defined).

          (ii) Ultimate responsibility for the management of each Development Entity shall be vested in a committee composed of six (6) persons ("Executive Committee"). The Executive Committee shall manage, supervise and conduct the ordinary and usual business and affairs of the Development Entity and perform such duties as would customarily be performed by a board of directors of a corporation. Each party shall initially designate three (3) individuals to serve on the Executive Committee and may replace any or all of its representatives from time to time on written notice to the other party. Each member of the Executive Committee shall be entitled to one (1) vote. Other than for Major Decisions, the vote of the majority of the members of the Executive Committee at a meeting at which a quorum has been established shall constitute the decision of the Executive Committee. A majority of the members of the Executive Committee shall constitute a quorum.

          (iii) Regular meetings of the Executive Committee shall be held at least once per calendar quarter. Special meetings of the Executive Committee may be called for any purpose by any member of the Executive Committee on at least three (3) business days prior notice to the other members of the Executive Committee. Meetings of the Executive Committee may be conducted by telephone conference. Proxy voting is permitted.

          (iv) None of the members of the Executive Committee is entitled to receive any compensation solely by reason of serving on the Executive Committee, but shall be entitled to reimbursement for reasonable and necessary out-of-pocket expenses actually incurred in the performance of his or her responsibilities as a member of the Executive Committee.

          (v) The following actions and decisions ("Major Decisions") shall require the unanimous consent of all six (6) members of the Executive Committee (and not merely a unanimous vote of the members present at a meeting at which a quorum exists):

                         (A) The sale, leasing, mortgaging, hypothecation,
encumbrance or conveyance of all or substantially all of the assets of the Development Entity not in the ordinary course of business;

                         (B) The acquisition of any real property or any
interest therein;

                         (C) The adoption of the annual Operating Budget (which
shall include the Marketing Budget and any subsidies of the Owners Association budget) and Capital Budget of the Development Entity; provided that if the Executive Committee cannot agree upon an Operating Budget for any particular fiscal year, the Development Entity shall operate for such fiscal year based upon the prior fiscal year's Operating Budget increased by the percentage increase in the Consumer Price Index for the area in which the Component Site is located, until such time as a new Operating Budget is adopted;

                         (D) Any request for additional capital contributions
from the members or partners in the Development Entity;

                         (E) Any expenditure or disbursement that exceeds the
line item amount contemplated therefor in the approved Operating Budget by the greater of fifteen thousand dollars ($15,000) or ten percent (10%), or that would, individually or together with any other budget line-item excesses, cause the overall Operating Budget or Capital Budget to be exceeded by more than five percent (5%) of the total amount thereof;

                         (F) The agreement of the Development Entity to
guarantee any indebtedness of or provide any indemnity for, any third party;

                         (G) The incurring of any indebtedness in excess of
$_______ [an amount to be agreed upon for each Development Entity] not contemplated by the approved Operating Budget or Capital Budget;

                         (H) The admission of any new partner or member of the
Development Entity;

                         (I) The amendment of the partnership agreement or
operating agreement of the Development Entity;

                         (J) The approval of all federal and state income tax
returns to be filed by the Development Entity;

                         (K) The commencement of any lawsuit by the Development
Entity other than routine foreclosures on seller financed Intervals and routine collection matters involving less than $30,000;

                         (L) The settlement of any lawsuit against the
Development Entity involving in excess of $100,000;

                         (M) The selection of legal counsel or other advisor to
represent the Development Entity in any lawsuit, regulatory matter or major transaction;

                         (N) The delegation of duties or responsibilities to any
Managers (as hereinafter defined) of the Development Entity;

                         (O) The selection of the Development Entity's auditors
and adoption of accounting principles, accounting methods and other accounting matters;

                         (P) The engagement of the primary outside real estate
broker for a Component Site;

                         (Q) The dissolution of the Development Entity; and

                         (R) The adoption of the Sales Program for the Component
Site.

          (vi) The Development Entity may delegate to either SRI or Westin (or their Affiliates) the obligation to conduct, supervise and oversee various aspects of the day to day operations of the Development Entity's business, implement business plans or carry out directions and resolutions approved by the Executive Committee ("Managers"). The Managers shall report to and in general, carry out the directions and resolutions of the Executive Committee which may include limitation, expansion or clarification of their delegated powers following powers within their areas of day to day responsibility. If either of the Managers determines in good faith at any time that expenditures are required to be made to protect life or property, or to comply with applicable law where failure to comply would have a material adverse effect on the Development Entity, that Manager may make such expenditures without the prior approval of the Executive Committee. If the expenditure exceeds ten thousand dollars ($10,000), the Manager shall use reasonable best efforts to notify at least one member of the Executive Committee who represents the other party (i.e., if the Manager is Westin, the member to be notified must represent SRI) prior to the time the expenditure is made, and shall in any event notify the Executive Committee as soon as possible after such expenditure is made.

          (vii) If the Executive Committee cannot obtain the necessary number of votes to act on any of the Major Decisions specified in Sections 7.1(a)(v)(A),
(B), (C), (F), (H), (I), (J), (Q) or (R) presented at a meeting of the Executive Committee, the result of which is that the Development Entity's purposes are frustrated or its ability to function in the normal course of business is substantially impeded (a "Deadlock Decision"), such issue shall be memorialized in writing at such meeting together with a reasonable description as to each parties' concerns with respect to such issue (a "Dispute Notice"). The parties shall, during the thirty
(30) day period after the date of the Dispute Notice, diligently, reasonably and in good faith attempt to resolve their dispute. If any issues set forth on a Dispute Notice have not been resolved within said thirty (30) day period, the parties shall participate in non-binding mediation on the unresolved issues. Such mediation shall be conducted in accordance with the procedures set forth in
Section 9.7 below. If despite the efforts of the mediator, the parties have not resolved the outstanding issue within five (5) days after the date the mediation is deemed completed (as described in Section 9.7 below), a "Deadlock" shall be deemed to have occurred as of such date (the "Deadlock Date"). On the occurrence of a Deadlock, each party shall have the option to make an "Offer" to the other party pursuant to and as defined in Section 7.1(e) below for a period of ninety
(90) days after the Deadlock Date (the "Deadlock Period").

          (c) Equity Contribution.  Each party shall contribute towards the
              -------------------
equity needed to develop each WVC Opportunity the parties determine to pursue, and each party shall receive an equity interest in the Development Entity proportionate to its capital contribution. Each party shall have the right to raise capital within the entity that will hold its interest in a Development Entity provided that equity interests may not be sold in such entities to Non-Qualified Persons or if the result would be a Change of Control of such entity from the Persons who control SRI or Westin, as appropriate, prior to the sale of such equity interests. All capital calls shall require the unanimous consent of the Executive Committee. If one of the parties in such Development Entity fails to fund its pro rata share of a duly approved capital call, the other party may fund the amount of such shortfall by means of a loan that will accrue interest at a rate of fifteen percent (15%) per annum and that must be repaid before any equity distributions may be made to the defaulting party.

          (d) Financing.  Each of SRI and Westin agrees to use commercially
              ---------
reasonable efforts to cooperate in causing a third Person to provide, on as favorable terms as are possible, any necessary or desirable acquisition, construction and working capital financing for each proposed WVC Opportunity. None of the parties, nor any of their Affiliates, shall be required to guarantee any of the financing to be obtained by any Development Entity in connection with any WVC Opportunity.

          (e)  Transfers of Interests.
               ----------------------

               (i) Neither party may Transfer any of its equity interest in a Development Entity (other than to an Affiliate of such party or to the other party) until the earlier of (i) the date on which at least fifty (50%) of the Intervals to be built and sold at the Component Site have been sold, or (ii) five (5) years after the formation of the Development Entity (the "Holding Period").

               (ii) After the Holding Period, a party may Transfer all or any part of its interest in the Development Entity to a third Person (other than an Affiliate) only with the other party's prior written consent or as otherwise expressly permitted by the terms of this Agreement.

          (iii) After the Holding Period, if a party (the "Selling Party") receives a bona fide written offer from a Qualified Person to purchase all, but not less than all, of such party's interest in the Development Entity ("Third Party Offer"), and such Selling Party desires to sell all, but not less than all, of such party's interest in the Development Entity, the Selling Party may sell all of its interest in the Development Entity without the consent of the other party, but only after compliance with the terms and conditions set forth in the following paragraph. Any offer to purchase equity or voting interests in a Selling Party that is a corporation, partnership or other form of legal entity that would cause a Change of Control of such entity, shall be treated as an offer to purchase the interest in the Development Entity owned by the Selling Party.

          If a Selling Party desires to accept a Third Party Offer, the Selling Party shall first give written notice to the other member or partner in the Development Entity stating that the Selling Party desires to sell all of its interest in the Development Entity (the "Offered Interest") for the price and pursuant to the terms of the Third Party Offer, a full description of which shall be attached to the notice. The other party shall have the option to purchase all, but not less than all of the Offered Interest at the price and on the terms contained in the Third Party Offer, for a period of twenty (20) business days after the receipt of the Third Party Offer, such option to be exercised by delivery of written notice to the Selling Party within such twenty
(20) business day period. If, at the expiration of the twenty (20) business day period, the other party has not exercised its option to purchase all of the Offered Interest, then the Selling Party shall be free to sell the Offered Interest to the Qualified Person named in the Third Party Offer, provided that such sale is on terms and conditions no more favorable to the Qualified Person than those set forth in the Third Party Offer and such sale is consummated within ninety (90) days following the giving of notice of the Third Party Offer to the other party.

          (iv) After the Holding Period, if a party (the "Offeror") desires to sell all, but not less than all of the Offeror's interest in a Development Entity, the Offeror may give written notice to the other member of the Development Entity (the "Offeree") offering to sell the Offeror's entire interest in the Development Entity to the Offeree (the "Sale Notice") and setting forth the terms, conditions and purchase price upon which the Offeror is willing to sell its entire interest. During the twenty (20) business day period beginning on the date of receipt of the Sale Notice, the Offeree must either (i) agree to purchase the Offeror's entire interest in the Development Entity for an amount and on the terms and conditions specified in the Sale Notice, or (ii) consent to the sale by the Development Entity of all of its assets to a third Person for a price equal to the purchase price set forth in the Sale Notice divided by the Offeror's percentage ownership interest in the Development Entity. If the Offeree fails to respond within the twenty (20) business day period set forth above, the Offeree shall be deemed to have agreed to purchase the Offeror's entire interest in the Development Entity for the amount and on the terms specified in the Sale Notice. If the Offeree has duly elected to purchase the Offeror's interest, closing of the purchase shall occur at a location designated by the Offeree on such business day and hour as the Offeree requests, but not later than sixty (60) days after the date that the Offeree has agreed or is deemed to have agreed to purchase the Offeror's interest. If the Offeree has consented to the sale by the Development Entity of all of its assets, both parties shall use their best efforts to cause the Development Entity to consummate such a sale and shall mutually cooperate to cause the sale to take place as soon as reasonably practical.

               (v) Any transaction which results in a Change of Control of a party holding an interest in a Development Entity without compliance with
Section 7.1(d)(iii) above shall be deemed to constitute a Transfer of such party's interest in the Development Entity in violation of this Agreement (a "Controlling Interest Transfer"). The party that is not the subject of the Controlling Interest Transfer shall have the option, to be exercised at any time within six (6) months after the date of the Controlling Interest Transfer, to purchase the entire interest sold by the Selling Party.

          The purchase price of such interest shall be the amount paid to the Selling Party in the Change of Control transaction (if the entire interest in the Selling Party was sold) or an amount calculated using the following formula (if less than all of the equity or voting interests in the Selling Party were sold):


Purchase Price to be Paid     =      Amount Received     /      Percentage of Equity or Voting
                                     by Selling Party           Interest in Selling Party Acquired

          The option set forth above may be exercised by the non-Selling Party giving written notice to the Selling Party and the successor to its interest in the Development Entity at any time within the aforesaid six (6) month period.
If the option is exercised, the Selling Party or its successor shall Transfer its entire interest in the Development Entity to the other party, free and clear of any and all liens, claims or encumbrances upon payment of the purchase price described above. Closing of such Transfer shall take place at a time and place designated by the non-Selling Party, but not later than thirty (30) days after the expiration of the aforesaid six (6) month period.

          The party making a Transfer pursuant to this Section shall be solely responsible for all costs and expenses incurred by the Development Entity in connection with such Transfer.

          (f)  Deadlock.
               --------

               (i) If a Deadlock occurs, during the Deadlock Period either party (the "Initiating Venturer") may offer in writing to sell its entire interest in the applicable Development Entity ("Venture Interest") to the other party ("Receiving Venturer") or to buy the Receiving Venturer's entire Venture Interest (the "Offer"). The Offer shall set forth the Initiating Venturer's opinion of the value of all of the assets of the Development Entity and shall contain a calculation based thereon of the value of the Initiating Venturer's Venture Interest and of the Receiving Venturer's Venture Interest, pro rata pursuant to their percentage interests in the Development Entity. During the twenty (20) business day period beginning on the date of receipt of the Offer (the "Option Period"), the Receiving Venturer must elect to (i) purchase the Initiating Venturer's Venture Interest for an amount equal to the value thereof as specified in the Offer; (ii) sell, to the Initiating Venturer, the Receiving Venturer's entire Venture Interest for an amount equal to the value thereof specified in the Offer; or (iii) cause the Development Entity to offer for sale to the public all of the assets of the Development Entity at a minimum purchase price equal to the sum of the value of such Development Entity's assets set forth in the related Offer plus ten percent (10%) of such value. The Receiving Venturer shall give the Initiating Venturer written notice of the Receiving Venturer's election pursuant to this Section before the termination of the Option Period, and, if the Receiving Venturer fails to do so, the Receiving Venturer shall be deemed to have agreed to sell its entire Venture Interest to the Initiating Venturer for an amount equal to the value thereof specified in the Offer.

                (A) If the Receiving Venturer has duly elected to purchase the Initiating Venturer's Venture Interest, both parties shall complete such sale pursuant to Section 7.1(e)(ii) below.

                (B) If the Receiving Venturer has duly elected or is deemed to have elected to sell its Venture Interest to the Initiating Venture, both parties shall complete such sale pursuant to Section 7.1(e)(ii) below.

                (C) If the Receiving Venturer has duly elected to cause the Development Entity to put the entire assets of the Development Entity up for sale to the public, both parties shall use their best efforts to complete such purchase at a minimum purchase price equal to the sum of the value set forth in the related Offer; provided that if such sale is not completed within one hundred eighty (180) days after the date of the Offer, the Receiving Venturer shall be deemed to have agreed to sell its Venture Interest to the Initiating Venturer for an amount equal to the value originally specified in the Offer, and closing shall take place within thirty (30) days thereafter (or as soon as reasonably practicable).

          (ii) Closing of a purchase required pursuant to Section 7.1(e)(i) shall occur at a location designated by the purchasing party on such business day and hour as the purchasing party requests, but not later than thirty (30) days after the Option Period's termination (the "Latest Closing Date"). Payment for a Venture Interest purchased under Section 7.1(e)(i) shall be made all in cash at closing.

          (iii) An Offer by an Initiating Venturer pursuant to Section 7.1(e)(i) must be an unconditional and irrevocable agreement to sell the Initiating Venturer's Venture Interest, not subject to any contingency (other than the requirement that title to the Venture Interest be good and marketable and free of liens and encumbrances). An Offer by an Initiating Venturer pursuant to
Section 7.1(e)(i) also shall be deemed to include an unconditional and irrevocable agreement to purchase the Remaining Venturer's Venture Interest if the Receiving Venturer elects to have its Venture Interest purchased, not subject to any contingency. In addition to any other remedy provided elsewhere in this Agreement or by law, if a party breaches its obligation under this Section to purchase or sell its Venture Interest ("Breaching Venturer") pursuant to the terms of an accepted Offer, the other Venturer ("Remaining Venturer") shall have an option to purchase the Breaching Venturer's Venture Interest for a price equal to eighty percent (80%) of the value originally set forth in the related Offer. Closing of a purchase of a Breaching Venturer's Venture Interest shall occur at a location selected by the Remaining Venturer on such business day and hour as the Remaining Venturer requests, but not later than thirty (30) days after the date of the breach. Payment for such Venture Interest shall be made in the manner provided in Section 7.1(e)(ii) of this Agreement.

                                  ARTICLE VIII
                                  ------------

                                  TERMINATION
                                  -----------

     Section 8.1  Events of Termination.  This Agreement may be terminated
                  ---------------------
by either Westin or SRI, as applicable, on ninety (90) days' written notice to the other party.

     Section 8.2  Remedies on Termination.
                  -----------------------

          (a) If this Agreement is terminated:

              (i) The terminating party may send such notices of the termination of this Agreement to such Persons as it may deem appropriate and necessary under the circumstances; and

              (ii) The goodwill of Westin Vacation Club (including the name, records and files) shall belong to and remain solely invested in Westin or its Affiliate; and

              (iii) The parties shall continue to conduct the business of all Development Entities existing at the time of termination of this Agreement (subject to the survival of Sections 4.4, 4.5, 4.7, 4.8, 5.1, 5.2, 5.5, 9.7 and
9.8 of this Agreement) provided that the facts causing the termination under this Agreement do not also constitute a breach or default under the partnership agreement or operating agreement of such Development Entities, it being the intention of the parties that this Agreement is not cross-defaulted with the partnership agreements or operating agreements of any of the Development Entities and that the remedies for a breach or default under any such Agreements shall be exercised independently of the remedies set forth in this Agreement; and

              (iv) The terminating party may recover all costs and expenses owned to it by the other party, whether as a result of the pursuit of pending WVC Opportunities or otherwise as provided for in this Agreement.

          (b) In addition to the foregoing rights and remedies, if the termination results from any breach or default of this Agreement by the other party, the terminating party shall also have the right to: (i) bring any proceeding in the nature of specific performance, injunctive relief or other equitable remedy, it being acknowledged by each of the parties that damages at law may not be an adequate remedy for the party not causing the termination;
(ii) bring an action at law as may be permitted in order to recover damages.

                                  ARTICLE IX

                                 MISCELLANEOUS
                                 -------------

          Section 9.1  Intentionally Omitted.
                       ----------------------

          Section 9.2  Further Assurances.  Each party agrees to execute,
                       ------------------
acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things as may be required by law or may be necessary or advisable to carry out the intent and purpose of this Agreement.

          Section 9.3  Successors and Assigns.  This Agreement shall be binding
                       ----------------------
on Westin and SRI and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties and, except as otherwise provided herein, their respective successors, and legal assigns. No Person other than the parties and their respective successors, executors, administrators, legal representatives, heirs and legal assigns, shall have any rights or claims under this Agreement.
Subject to the provisions of Section 9.1 and this Section 9.3, no party shall assign this Agreement or any rights, benefits, obligations or remedies hereunder or any other interest herein or therein without the prior written consent of the other party, except that no such consent shall be required for a transfer by operation of law in connection with a merger, consolidation or amalgamation of such party. Any attempt so to assign or to delegate any of the foregoing without such consent shall be void and of no effect.

          Section 9.4  Prior Agreements; Amendment; Etc.  This Agreement
                       ---------------------------------
supersedes all prior agreements between the parties with respect to the subject matter hereof, including the Letter Agreement, and when read together with any Operating Agreement, Partnership Agreement, Management Agreements, Affiliation Agreements, Rental Agreements and all other documents executed and developed by the parties or their Affiliates and other arrangements regarding Component Sites and Development Entities contemplated by this Agreement, shall contain the entire Agreement among the parties with respect to such subject matter. This Agreement may not be amended, supplemented or discharged, and no provisions hereof may be modified or waived, except expressly by an instrument in writing signed by each party. No waiver of any provision hereof by any party hereto shall be deemed a waiver by any other party, nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party. No failure by any party to take any action with respect to a breach by another party of this Agreement or a default by another party hereunder shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any party of any breach or failure to comply with any provision of this Agreement by another party shall not be construed as, or constitute, a continuing wavier of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.

          Section 9.5  No Brokers.  Each of the parties warrants to the other
                       ----------
that there are no brokerage commissions or finders' fees (or any basis therefor) resulting from any action taken by such party or any Person acting or purporting to act on its behalf on entering into this Agreement. Each party agrees to indemnify and hold harmless the other party and its Affiliates for all costs, damages or other expenses arising out of any misrepresentation made in this
Section 9.5.

      Section 9.6  Submission to Jurisdiction; Jury Waiver.  To the fullest
                   ---------------------------------------
extent permitted by applicable law, each party hereto agrees (i) that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the District of California that includes San Francisco or in any California State court sitting San Francisco, California, and not in any other state or federal court in the United States of America or any court in any other country; (ii) to submit to the exclusive jurisdiction of such courts located in San Francisco, California for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby; and (iii) to irrevocably waive any objection it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The parties hereby knowingly and voluntarily waive the right to a trial by jury in any litigation based on this Agreement, or arising out of or in connection with any agreement contemplated to be executed pursuant to this Agreement.

      Section 9.7  Enforcement and Dispute Resolution.  Any and all
                   ----------------------------------
disputes, claims, issues and disagreements arising out of or relating to this Agreement or the breach of this Agreement (collectively "Disputes") shall be resolved exclusively in the manner set forth in this Section 9.7, except that the parties may seek injunctive or other provisional, expedited or extraordinary relief to protect their interests from irreparable harm.

          (a) Mediation.  All Disputes shall first be submitted before
              ---------
commencing litigation or arbitration to nonbinding mediation in accordance with the mediation procedures of United States Arbitration and Mediation Service, Inc. (U.S.A. & M.) or J.A.M.S./Endispute or their successors. The parties agree to participate in at least ten (10) hours of mediation to occur in San Francisco, California within thirty (30) days of such submission. The mediator will be appointed in accordance with the rules of U.S.A. & M. or J.A.M.S./Endispute or their successors, but the mediator must have experience in the hospitality industry and must not have any conflict of interest. The mediation proceedings will be completely confidential and not discoverable. The mediation procedure as set forth in this Section is deemed to be completed with respect to a Dispute if: (i) the mediation is completed and an agreement to resolve the Dispute is entered into between the parties; or (ii) the mediation is completed and the Dispute is not resolved within five (5) days thereafter.
If a party submits a Dispute to mediation and the other party fails to appear or participate in good faith in mediation within thirty (30) days after having received written notice of the submission of the Dispute, then the party submitting the Dispute may consider the mediation procedure to be completed.

          (b) Arbitration.  If any Dispute remains between the parties after
              -----------
completion of the mediation process set forth above, then the parties shall promptly submit the Dispute to final and binding arbitration (without appeal or review) in San Francisco, California administered by and in accordance with the rules of U.S.A. & M. or J.A.M.S./Endispute or their successors. The judgment and any award rendered by the arbitrator may be enforced under applicable judicial procedures, including procedures for entry and enforcement of arbitration awards by any federal or state court having jurisdiction over such matters.

          (c) Limitation of Actions.  Arbitration must be commenced within one
              ---------------------
(1) year from the date on which the Dispute giving rise to the arbitration arose, and a party who fails to commence an arbitration within such one (1) year period waives all of its rights and claims that are the subject of the Dispute and is barred from asserting such rights and claims at any time thereafter. An arbitration is deemed commenced by a party when the party sends a notice to U.S.A. & M. or J.A.M.S./Endispute or their successors, with a copy of the notice to the other party, identifying the Dispute and requesting arbitration.

          (d) Compensation of Mediator and Arbitrator.  The parties agree to
              ---------------------------------------
share equally the costs, including fees, of any mediator or arbitrator (the "Neutral") selected or appointed under this Section. As soon as practicable after selection of the Neutral, the Neutral or her designated representative shall determine a reasonable estimate of anticipated fees and costs of the Neutral, and render a statement to each party setting forth that party's equal share of the fees and costs. Thereafter, each party shall, within ten (10) days after receipt of such statement, deposit the required sum with the Neutral.

          (e) Survival.  The provisions of this Section shall survive the
              --------
termination of this Agreement for any reason, regardless of whether a Dispute arises before or after termination of this Agreement and regardless of whether the related arbitration proceedings occur before or after termination of this Agreement.

          Section 9.8  Confidentiality.
                       ---------------
          (a) Westin and SRI each agrees not to disclose any of the terms of this Agreement or any confidential, proprietary or non-public information relating to the assets, trade secrets, methods, financial affairs, or business of any party hereto, or relating to any WVC Opportunity, except that such disclosure may be made (i) to any person who is a partner, officer, director, advisor or employee of such party, or counsel to, accountants of or underwriters of the public securities of such party, solely for his or her use and on a need-to-know basis; (ii) with the prior written consent of the other party; or (iii) subject to Section 9.8(b), pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, including the Securities and Exchange Commission. Each of the parties agrees that each of its representatives who served on the board of directors of the other party will comply with the provisions of the preceding sentence with respect to any confidential, proprietary or non-public information received by such representative, whether prior to, on, or after the date hereof, and will be responsible for indemnifying and holding the other party harmless from and against any and all damages, liabilities and costs due to any failure by such representative to comply with such provisions.

          (b) If a party hereto or any of its Affiliates receives a request to disclose any of the terms of this Agreement under a subpoena or order, such party shall (i) promptly notify the other party thereof; (ii) consult with the other party on the advisability of taking steps to resist or narrow such request; and (iii) if disclosure is required or deemed advisable, cooperate with the other party in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded those terms of this Agreement that are disclosed.

          (c) If this Agreement is terminated for any reason whatsoever, on the request of the disclosing party, a party receiving any confidential, proprietary or non-public materials shall promptly return to the disclosing party all confidential, proprietary or non-public materials it may have received from or on behalf of the other party and shall not retain any copies or extracts therefrom.

          (d) Each party acknowledges that in the event of any breach of this
Section 9.8, the disclosing party would be irreparably and immediately harmed and could not be made whole by monetary damages alone. Accordingly, in addition to any other remedy to which it may be entitled at law or in equity, the disclosing party shall be entitled to an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this Section and/or to compel specific performance of this Section, and neither the breaching party nor its representatives will oppose granting of such relief. Each party also agrees to reimburse the disclosing party for all costs and expenses, including attorneys' fees, incurred by the disclosing party in attempting to enforce the obligations of the other party hereunder.

          (e) Notwithstanding anything to the contrary in subsections 9.8(a),
(b), (c), and (d), each of the parties has the right to file this Agreement and its exhibits and schedules with the SEC and any state bureau of securities if required by applicable law or the rules and regulations of any securities exchange on which the securities of the disclosing party are listed or if deemed advisable by securities counsel to the disclosing party.

          Section 9.9  Publicity.  No public release, announcement or other form
                       ---------
of publicity (whether to media or to employee or industry groups) concerning the transactions contemplated by this Agreement shall be issued or made by either party or any of its Affiliates without the prior written approval of the other party (which approval may not be unreasonably withheld), except as may be (i) required by applicable law or the rules or regulations of any securities exchange on which the securities of the party required to make such disclosure are listed, or (ii) deemed advisable by securities counsel to the disclosing party, in either of which case such disclosing party shall, to the extent possible, allow the other party reasonable time to comment on such disclosure in advance of its issuance.

          Section 9.10   Agreement Costs.  All costs incurred by the parties in
                         ---------------
connection with the preparation and negotiation of this Agreement and the form documents attached hereto shall be borne solely by the party incurring such costs.

          Section 9.11   Notices.
                         -------
          (a) Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by hand delivery; by the United States Postal Service postage prepaid, certified mail, return receipt requested; by a recognized overnight courier service providing confirmation of delivery; or by facsimile with an additional copy sent by one of the other means permitted hereunder, addressed as follows:

               (b)  to Westin:
                    The Westin Building
                    2001 Sixth Avenue
                    Seattle, Washington 98121
                    Attention: General Counsel
                    Facsimile: (206) 443-5211

                    with copies to
                    John Melicharek, Jr., Esq.
                    Baker & Hostetler LLP
                    200 South Orange Avenue, 23rd Floor
                    P.O. Box 112
                    Orlando, Florida  32802-0112
                    Facsimile:  (407) 841-0168

                    if to SRI:
                    Signature Resorts, Inc.
                    5933 Century Boulevard, Suite 210
                    Los Angeles, California 90043
                    Attention: Steven C. Kenninger
                    Facsimile: (310) 348-1010

                    with copies to
                    Rick S. Kirkbride, Esq.
                    Paul, Hastings, Janofsky & Walker LLP
                    555 South Flower Street
                    Los Angeles, California 90071
                    Facsimile: (213) 627-0705

          (c) Each party shall have the right to designate another address or change in address by written notice to the other in the manner prescribed herein.
          (d) All notices given pursuant to this Section shall be deemed to have been given (i) if delivered by hand, on the date of delivery or on the date delivery was refused by the addressee, or (ii) if delivered by United States mail or by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee).

          Section 9.12   Headings and Captions.  All headings and captions
                         ---------------------
contained in this Agreement are inserted for convenience only and shall not be deemed a part of this Agreement.

          Section 9.13   Counterparts.  This Agreement may be executed in two or
                         ------------
more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.

          Section 9.14   Governing Law.  This Agreement shall be construed in
                         -------------
accordance with the laws of the State of Washington, without regard to conflict of law provisions thereof.

          Section 9.15   Invalidity.  Every provision of this Agreement is
                         ----------
intended to be severable. The invalidity and unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

          Section 9.16   Exclusivity on St. John, USVI.  For a period of seven
                         -----------------------------
(7) years from the date of this Agreement, (i) neither Westin nor any of its Affiliates shall develop, own, manage, or license another Westin Vacation Club timeshare project on the island of St. John, USVI; and (ii) neither SRI nor any of its Affiliates shall develop, own, manage, or license another four-star or five-star timeshare project under any name on the island of St. John, USVI.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                         SIGNATURE RESORTS, INC., a Maryland
                                         corporation


                                         By:   /s/ Andrew D. Hutton
-------------------------------                -------------------------------
                                         Name:   Andrew D. Hutton

                                         Title:  Vice President and General
                                                 Counsel

                                         WESTIN HOTEL COMPANY, a Delaware
                                         corporation


                                         By:   /s/ Catherine L. Walker
-------------------------------                -------------------------------
                                         Name:   Catherine L. Walker

                                         Title:  Senior Vice President

                                SCHEDULE 2.1(b)
                                ---------------

                                    A Brands
                                    --------
                                    A HOTELS
                                    --------
                                    ANA
                                    Canadian Pacific
                                    Delta
                                    Fairmont
                                    Four Seasons/Regent
                                    Hyatt
                                    Intercontinental
                                    Lowes
                                    Mandarin
                                    Marriott
                                    Meridian
                                    Nikko
                                    Pan Pacific
                                    Peninsula
                                    Princess
                                    Renaissance
                                    Ritz Carlton
                                    Sheraton
                                    Swiss
                                    Walt Disney
                                    Wyndham

                                SCHEDULE 2.1(c)
                                ---------------

                                    B Brands
                                    --------
                                    B HOTELS
                                    --------
                                    Adams Mark
                                    Aston
                                    Crowne Plaza
                                    Double Tree
                                    Forte
                                    Red Lion
                                    Sofitel
                                    Outrigger
                                    Omni

                                SCHEDULE 2.1(d)
                                ---------------

                                    C Brands
                                    --------
                                    C HOTELS

                                    Best Western
                                    Budgetel Inns
                                    Courtyard by Marriott
                                    Comfort Inns
                                    Days Inn
                                    Duery Inns
                                    Fairfield Inns
                                    Hampton Inns
                                    Hilton Inns
                                    Holiday Inns
                                    Howard Johnson
                                    Microtel
                                    Novotel
                                    Ramada
                                    Radisson
                                    Red Roof
                                    Sheraton Inns
                                    Super 8
                                    Travel Lodge
                                    Quality
                                    La Quinta
                                    Wyndham Gardens
                                    Vagabond

                                  EXHIBIT 4.8
                                  -----------

                             Affiliation Agreement
                             ---------------------

                                  EXHIBIT 5.1
                                  -----------

                            Sub-Management Agreement
                            ------------------------

                                  EXHIBIT 5.3
                                  -----------

                                Rental Agreement
                                ----------------

                                      -40-